Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Operator Greetings and welcome to the Maximus fiscal 2022 third quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. Please note that the slides on today’s webcast are user driven. It is now my pleasure to introduce your host, Mrs. Jessica Batt, Vice President of Investor Relations and ESG for Maximus. Thank you, Mrs. Batt. If you’d please go ahead. Jessica Batt Good morning and thanks for joining us. With me today is Bruce Caswell, President and CEO; David Mutryn, CFO; and James Francis, Vice President of Investor Relations. I would like to remind everyone that a number of statements being made today will be forward looking nature. Please remember that such statements are only predictions. Actual events and results may differ materially as a result of the risks we face, including those discussed in item 1a of our most recent form 10-Q and 10-K. We encourage you to review the information contained in our recent filings with the SEC and our earnings press release. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances, except as required by law. Today’s presentation also contains non-GAAP financial information. Management uses this information internally to analyze results and believes it may be informative to investors in gauging the quality of our financial performance, identifying trends, and providing meaningful period-to-period comparisons. For a reconciliation of the non-GAAP measures presented, please see the company’s most recent form 10-Q and 10-K. And with that, I’ll hand the call over to David. David Mutryn Thanks, Jessica. This morning, Maximus reported revenue for the third quarter of fiscal year 2022, which decreased approximately $118 million, to $1.13 billion, as compared to the prior-year period. This is net of a $413 million decline of short-term, COVID-response work, which has largely concluded, as expected. The decrease was offset by a combination of organic growth and acquired growth from acquisitions in the U.S. Federal Services Segment. Operating income margin for the quarter was 4.8%, or 6.9% excluding the expense for intangibles amortization. Diluted earnings per share were $0.51, or $0.78 excluding the amortization expense. Third quarter results were negatively impacted by a contract in the Outside the U.S. Segment, which required a write-down of $11.7 million, or $0.14 of diluted earnings per share. I will provide further detail in the segment’s discussion. Absent the write-down, this quarter reflected our expectation for lower earnings caused by declines in profitable, short-term COVID response work, while also facing lower volumes in our core programs as Medicaid redeterminations remained paused. This quarter, while organic revenue declined, if you adjust for the COVID response work, normalized, organic growth would be approximately 21% as compared to the prior-year period. As usual, we have included a table in the appendix of today’s presentation, showing a reconciliation of normalized figures. Page 1 of 14

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 2 of 14 Let me take you through the segment. The U.S. Services Segment delivered revenue of $399 million for the quarter, which is a decline from the prior-year period, driven by expected reductions to short-term COVID response work. Normalizing for this, revenue growth for the segment was nearly 40% due to a combination of ramping of new, core work, as well as COVID response work that evolved into longer-term work with new customers gained during the pandemic. The new core work includes the previously-delayed clinical assessments work that went live in the third quarter. The segment operating income margin was 8.0%, as compared to 14.3% in the prior year period. On the last call, I noted a margin step down in this segment, which these results reflect. Profitable, short-term COVID response work has declined, while Medicaid redeterminations remain paused, which reduces volumes on core programs. In the prior year period, strong COVID response work helped offset those negative impacts to our core program. For the U.S. Federal Services Segment, third quarter fiscal year 2022 revenue decreased to $526 million due to expected reductions to short-term COVID response work, partially offset by contributions from the VES and Aidvantage acquisitions. While revenue decreased on an organic basis, normalizing for the COVID response work, revenue for the segment grew approximately 6%. The operating income margin for U.S. Federal Services was 10.4% in the third quarter as compared to 13.9% in the prior-year period. It’s worth noting that, in the prior-year period, this segment benefited from particularly high volumes of COVID response work. Turning to the Outside the U.S. Segment, third quarter revenue increased 6.0%, to $201 million as compared to the prior-year period. This is net of currency impact, which reduced revenue approximately 9%. Organic growth was about 11% and normalizing for COVID response work, organic growth was about 21% and driven primarily by continued ramping of the U.K. Restart Programme. The segment recorded an operating loss of $11.2 million as compared to an operating profit of $8.3 million in the prior-year period. As I mentioned earlier, this quarter’s loss was driven by a write-down on a project in the implementation phase, where we recognized revenue on a percentage-of-completion basis, making this a somewhat unique contract. Due to higher forecasted costs, we had to book a forward-loss provision this quarter. The mechanics of the forward-loss provision mean that we took the loss in the third quarter and if the forecast holds, we would break even over the contract’s remaining life. Results for Outside the U.S. this quarter also included severance tied to the jobactive contract in Australia, following the rebid, where we realized a higher-than expected market share reduction on the successor contract. A quick update on the U.K. Restart Programme. It continues to perform slightly above expectations, with volumes ahead of the latest customer forecast. Let me turn to balance sheet and cash-flow items. As of June 30, 2022, we had debt of $1.49 billion and we had unrestricted cash and cash equivalents of $94 million. The ratio of debt net of allowed cash to pro forma EBITDA, as calculated in accordance with our credit agreement, is 2.9 times, which puts us toward the upper end of our target range of two to three times.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 3 of 14 The increase to the ratio was driven by a combination of a modest increase to our borrowings and a lower, trailing, 12-month of EBITDA, due in part, to lower results for this quarter. Cash flow from operations totaled $58 million and free cash flow was $45 million for the three months ended June 30. Cash flows were lighter than expected due to timing of certain large collection, with $80 million coming in on the first two business days of July. As a result, our DSO increased to 70 days at June 30, but are still within our target range of 65 to 80 days. We purchased approximately 706,000 shares, totaling $48 million, in the third quarter and since quarter end, we have purchased 354,000 shares, totaling $22 million. As for the remainder of fiscal year 2022, our expectation for the full year is for revenue to range between $4.55 and $4.65 billion and for diluted earnings per share to range between $2.85 and $3.05, or $3.95 to $4.15 on an adjusted basis, which excludes intangibles amortization expense. We are narrowing the revenue guidance around the $4.6 billion mid-point, which is unchanged from prior guidance. On the bottom line, our prior guidance could not accommodate third-quarter results and, in particular, the write-down, which was the primary reason for the take-down. As a reminder, the low end of prior guidance already assumed the PHE would not expire prior to the end of fiscal year 2022, so that aspect of the forecast does not further impact this year. Another factor expected to put pressure on earnings for the final quarter this year is the anticipated expanded volumes in the VES business and U.S. Federal Services related to the PACT Act. While we expect the potential volume increase to benefit fiscal year 2023, the cost necessary to increase staffing levels would be incurred this year, including investments in existing staff to promote retention, the second half of fiscal year 2022 includes between $8 and $10 million of additional cost that we have included in revised guidance. The revised guidance implies a step-up in earnings from third quarter results and yields a fourth quarter forecast that is largely unchanged from prior expectations, and I should note it includes absorbing the incremental VES staffing costs I just mentioned. From a segment margin standpoint, the forecast for U.S. Services sees modest improvement in the fourth quarter as compared to the quarter, meaning the segment is expected to deliver in the 10 to 11% range for the full year. As a reminder, there are no redetermination activities assumed in fiscal year 2022. For the U.S. Federal Services Segment, as a result of the VES anticipated staffing cost, the margin is expected to be at the low end of our expected range of 10 to 11%. Finally, the Outside the U.S. Segment will be in a loss position for the full year, with the fourth quarter margin expected to be just above break even. Our cash flow guidance is narrowed, following the change to earnings, with cash flows from operations expected to range between $220 million and $260 million, and free cash flow between $170 million and $210 million. We expect interest expense to be about $42 million fiscal year 2022. The effective income tax rates should be between 25.0% and 25.5% and weighted average shares should be between $61.8 and $62.0 million, absent further share purchases. Let me conclude by sharing some early thoughts around fiscal year 2023.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 4 of 14 From a revenue standpoint, our current line of sight suggests we could more than overcome the nearly $300 million, year-over-year reduction in short-term COVID response work. That would mean a positive organic growth projection. From an earnings standpoint, we expect a lift in profitability from fiscal year 2022. Of course, these initial views of fiscal year 2023 assume some key factors, including the financial profile tied to resuming redeterminations following a PHE expiration and volumes materializing to our expectations in the VES business. These factors should help to offset the decline in the meaningful, bottom-line contribution from COVID response work, which as we operated those short-term programs longer, delivered margins above the rest of the business. For the PHE, we current believe it is unlikely that it will expire in mid-October. While exact timing of the PHE expiring remains unknown, we do know that this event and resulting resumption of redeterminations will increase volumes in our core Medicaid program. We also know that states will have 14 months to complete their redeterminations. The challenge is modeling how exactly that will affect our earnings through that period. On our last call, we talked about a $0.30 per quarter, rough order of magnitude impact due to redeterminations, which reflected the reduction of our earnings forecast as the PHE saw subsequent extension. We are often asked if this means we expect an immediate increase of $0.30 for each of the first four quarters after redeterminations resume. In short, it is unlikely to be that simple. So, I’d like to spend a few minutes here taking you through our current thinking on how the earnings profile may unfold. Consider that this work will not have been completed for nearly three years and we, as well as our customers, have never been faced with a pause in re-start of redeterminations. I will highlight several factors as to why the potential earnings impact is complex, meaning there can be a wide degree of variability. First, redeterminations don’t typically have specific pay points. Instead, we are often paid for units such as number of minutes on the phone or number of documents processed. Similar to how it took us time to isolate the redeterminations effect when they paused, it’s difficult to predict, with certainty, how total program volume will be tied to redeterminations when they resume. Second, some contracts have a tiered pricing structure, meaning various ranges of volume of work output can have different unit rates. Within a given range, profitability can vary. And finally, the volume impacts depend, in part, on decisions that some state customers have not yet made due to ongoing uncertainty as to the PHE end date and how they will elect to conduct the unwinding. We are discussing opportunities with current and potential customers. For this reason, our earnings expectation may continue to change between now and the eventual resumption. The shape of the curve is not yet known. So what does this all mean? Based on what we know today, we still expect this volume to be highly accretive, but potentially at slightly lower margins than in previous forecasts. We now believe $0.30 per quarter rough order of magnitude is possible, but I want to caution that we now see that as the upper end of our range. We continue to refine our expectations and stress test the impact of different scenarios. Another factor for fiscal year 2023 earnings is our interest expense, which we expect to increase, year-over- year, as a result of higher rates. As we detail in our SEC filings, $300 million of our debt is fixed rate through an interest-rate derivative, and the remainder is floating rate. Based on today’s forecast of rates, we could see the expense be in the range of $70 to $80 million for next year.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 5 of 14 Consistent with our past practice, we will provide guidance for fiscal year 2023 in November. And with that, I’ll turn the call over to Bruce. Bruce Caswell Thank you, David. And good morning, everyone. I would first like to thank those who attended our investor day on May 24, where we unveiled our refreshed, three- to five-year strategic plan, and our segment leader shared details on how we will continue to drive our business forward. I shared the three strategic pillars that will define areas of focus and priority for Maximus, which are first, the future of health. That grows our clinical capabilities to meet rising demand for independent and conflict-free health services by governments. Building our success first in the U.K. and more recently in the U.S., including last year’s acquisition of VES, we see significant market opportunity to continue expanding our clinical assessments business. Second, is technology services, where we apply advanced technologies for IT modernization and will expand our ability to transform complex but aging government systems in support of our customer’s missions. And third, customer services digitally enabled. Think of this as the extension and expansion of our already- successful digital transformation strategy, making greater use of the data we collect through our operations and leveraging intelligent automation and cognitive computing, such as natural language processing. We will also bring to scale areas of proficiency, such as robotic process automation, or RPA. So collectively, we improve the consumer experience while driving greater cost efficiencies in our operations. Taken together, these pillars significantly expand our addressable market, which I noted now stands at an estimated $150 billion in annual value, growing in the mid-single digits. Technology services and clinical and health services represent significant portions of that figure. From a segment standpoint, there is greater emphasis on the U.S. federal market, but all three segments have strong opportunities. Finally, I shared our underlying goals behind this next phase of the company, which are to support reliable, mid-single digit, organic growth while enabling margin expansion to 10% to 14%, excluding intangibles amortization. Bearing in mind the barriers to entry in certain core markets, our goal is to continue to leverage the conflict-free status of Maximus on which many of our customers rely. As we embark on this next phase of our evolution, I look forward to providing updates on our progress along with key success measures. These include winning more work in our technology solutions business tied to modernizing legacy systems with clients who know our brand, achieving key wins with new clients, and finally, continued investment in technology, strategic relationships, and most importantly, our people that will help us grow the business. In fact, we’re already seeing positive proof points that provide early momentum to the strategic refresh. Let me mention a few. As an example of our work in the technology services pillar, we recently won additional work valued at $60 million total contract value, or TCV, on the Army Unified ERP contract and are a partner on this program directly supporting customer requirements. Through this effort, Maximus serves as the lead integrator of the Army’s logistics modernization program, the Army’s core logistics information technology initiative. This program is one of the world’s largest, fully-integrated supply chain, maintenance, repair and overhaul, planning, execution, and financial management systems. Specifically, we are aligned to the type of work we want to do for digital modernization solutions, such as application development and operations in cybersecurity.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 6 of 14 During his remarks, David mentioned that we planned to ramp up staffing in anticipation of higher volumes in the VES business, driven by the PACT Act. The PACT Act expands certain conditions under which veterans would presumptively qualify for benefits and would result in increases in medical disability exam volumes. By ramping up our hiring now and making certain investments to retain our current employee base, we are demonstrating our ability to perform urgently, and ensuring that veterans will be seen as soon as possible once their claims are filed. We look forward to working our partners at the VA and the various veteran’s services organizations to support the estimated more than 3.5 million veterans that may be eligible for expanded, presumptive benefits. Also, during the third quarter, we successfully hired more than 600 nurses, nurse practitioners, and physician assistants necessary to commence assessment work in mid-May for a key state client. This is new work for us, with the potential for expansion to other state Medicaid programs, and is yet another example of our ability to deliver complex programs with a clinical dimension at scale. Both the potential volumes related to the PACT Act and new assessment work are examples that validate our commitment to the future of health as a strategic pillar and continue to demonstrate our ability to act with urgency in response to the dynamic needs of our customers. Historically, our clinical capabilities in the U.S. were more limited, covering Medicare appeals, worker’s compensation, and limited areas of Medicaid. As part of our market strategies, we have expanded our capabilities to larger markets in Medicaid and veteran’s evaluations. By doing so, we are in a better position to pivot into further adjacent assessment markets. We are advantaged not only by our independence and ability to recruit, train, and manage clinical skills at scale, but also by future opportunities for realizing greater efficiencies through technology and shared services. Our continued investment in recruitment and retention evidences the new normal, to which no business is immune, demanding more flexibility and, in many cases, greater remote working opportunities. While touching on the challenges of the current labor market, I’d like to add some commentary to the OUS write-down to which David spoke earlier. Over the past year, I have mentioned that there are certain skills that have become more difficult to attract and retain, particularly in today’s environment. Most notable and specific to our business are clinical and technology experts. While I am pleased with our success in hiring the clinicians I previously mentioned, in a tough market, a contributing factor to the write-down we faced this quarter was higher than historical attrition among the technology team on the project. Like many businesses, we are rapidly adjusting to the scarcity of certain technical skills and the optionality that remote work offers for many. Let me share some news, which we’re proud of, that recognizes our efforts spent investing in the federal business, where we have sought to build scale, develop deep relationships, and deliver complex programs of national priority. In Washington Technology’s Top 100 U.S. Federal Contractor’s annual ranking, by prime contract obligations, we broke into the top 20 and took number 19 for 2022, up six positions from last year. As we focus on our refreshed strategic plan and make continued investments in the federal space, both organically and through acquisition, we seek to build on our efforts acknowledged by this award.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 7 of 14 In regards to the PHE, earlier David noted that another extension has occurred, and the exact timing of the PHE unwinding remains unclear and, of course, out of our control. Last quarter, I mentioned CMS’s comprehensive guidance and resources available to states, meaning it remains only a question of when by our estimations. In the meantime, we are actively working with current and prospective clients to ensure we are well positioned to restart operations once the PHE ends. I will now turn to award metrics and pipeline, as of June 30. Signed awards in the quarter include a one-year extension of our CCO contract with CMS. The extension, which began on June 1, provides continued funding for the program. The CCO rebid remains under procurement, with a final announcement still expected in late summer. As a reminder, from our second quarter discussion, included in this quarter’s awards is our new contract to administer central and regional change center eligibility operations for the Indiana Family and Social Services Administration, or FSSA. The contract has a four-year base period, worth $425 million, with the option for two one-year renewals. In April, we were awarded a three-extension, through March 2025, for our Florida Healthy Kids contract, which has a total contract value of $64 million. Under this contract, Maximus provides a variety of services, including eligibility and enrollment for the state’s CHIP and Kid Care programs. For fiscal 2022, signed awards totaled $4.02 billion of TCV at June 30. Further, at June 30, there were $476 million worth of contracts that had been awarded but not yet signed. As I noted, these are strong bookings for us at this point in the year, and virtually all are long-term in nature. Book to bill is a metric we now track, which is the ratio of our signed contract awards, new business, and rebids divided by our revenue in the same period. This number exceeding one means that our backlog is growing and is a good leading indicator of future, organic growth. Over the past 12 months, as of June 30, our book to bill was approximately 1.4 times. Let’s turn our attention to our pipeline of addressable sales opportunities. Our total contract value pipeline at June 30 was $32.5 billion, compared to $29.8 billion reported in the second quarter of fiscal 2022. The June 30 pipeline is comprised of approximately $7.3 billion in proposals pending, $3.6 billion in proposals in preparation, and $21.6 billion in opportunities tracking. Of our total pipeline of sales opportunities, 59% represents new work. Before closing, I have an important update following the outcome of our annual shareholder’s meeting in March, where shareholders voted in favor of a racial equity audit. We are making progress on this front. We recently engaged the law firm WilmerHale to assess our operations, policies, and public engagement through a racial equity lens. WilmerHale has significant experience conducting equity audits, culture reviews, and other assessments of civil rights issues for clients in several sectors. Maximus is committed to diversity, equity, and inclusion, creating a diverse, equitable, and inclusive culture for all is not only the right thing to do, but it’s also central to our mission of Moving People Forward and our ability to positively-impact the communities we serve. A report on the results of the racial equity audit will be published upon completion, which is expected to be in 2023.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 8 of 14 We find ourselves in an exciting period for the company, where old and new have successfully joined together to greatly improve our capabilities and potential. Internal planning behind the strategic refresh and new branding also included the establishment of new, global core values, thereby uniting us to a common set of values that will guide our actions and behaviors. In a company-wide virtual event in July, we revealed the six values, consisting of accountability, collaboration, compassion, customer focus, innovation, and respect. These six values represent current beliefs woven throughout everything we do at Maximus and our aspirations for the future. While the remaining profitable COVID work is coming to an end in the near future, we are seeing longer-term tailwinds for FY23 and beyond in the form of solid wins and add-on work. We have a strong and respected brand in the marketplace. At the federal level, we are increasing our impact on the modernization and transformation agenda of our customers. We are seeing not only a strong pipeline but some early wins. At the state level, we are well positioned to respond to states as they determine the appropriate path to take when the PHE is lifted, and, of course, we always look to augment our organic momentum with appropriately-sized acquisitions that support long-term, organic growth. And with that, we will open the line for Q&A. Operator? Operator Thank you. Mr. Francis, the floor is yours for the Q&A session. James Francis Good morning, everyone. I see we have Charlie Strauser from CJS on. Let’s go to his line, please. Charlie Strauser Good morning. Bruce Caswell Good morning, Charlie. Dave Mutryn Hey, Charlie. Charlie Strauser So, let’s start off with the Outside the U.S. forward-loss provision that you recorded in the quarter. And could we get a little bit more color there, in terms of, you know, do you have your arms wrapped around the issue now, and do you think you have the staffing place to, you know, kind of move the contract forward as the things you’re looking for? Bruce Caswell Yeah, absolutely, Charlie. David’s going to start, and then I’ll add some color commentary at the end.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 9 of 14 David Mutryn Yeah, sure. So this contract is for an implementation of a software product and it is a fixed-price contract. So as I mentioned in my prepared remarks, we recognize revenue on a percentage of completion basis. And while that is not a common arrangement for us, we do have experience with this platform, having implemented it before. And by that comment, I mean that in other parts of our portfolio, we tend to see the configuration of customer systems, using either time and materials contracts or fixed-price level of effort contracts. So in the quarter, the loss resulted from, in short, our forecasted increasing, which required us to book the loss in the period. Anything to add, Bruce? Bruce Caswell Yeah, I underscore. This is a software product that we’ve owned for more than a decade now, Charlie. We’ve considered it successfully for other customers in the past. In this case, the project is for a larger customer with a more complex systems environment. And of course, it was undertaken during the pandemic, which was, you know, probably not optimal for either the customer or for us. But as I’ve mentioned, the tough labor market, as a consequence, contributed the forecast reduction because the cycle times that it takes to find and train the resources that you need, as well as to replace underperforming resources, have been elongated during this period. We’re not pleased, obviously, with the recent challenges that we’re faced with, but I can assure you that we’re applying experienced program management, including tenured technical leaders that understand the product and have been with the company for some time. And we’re focused on meeting our contractual obligations. Charlie Strauser Great. That’s helpful. Bruce Caswell Anything further on that, or, like, yeah, would like to move to another question, or are there any further questions? Charlie Strauser Yeah. That’s good and very helpful. Thank you. If you could talk a little bit more about the potential expiration, down the road, of the PHE. David, you kind of, you know, framed the high end of the range of, you know, kind of $0.30 per quarter being that higher end. Can you help me frame what the range might look like, you know, in fiscal ’23 and maybe more specifically, the lower end of that range and what that might look like? David Mutryn Sure. Yeah, of course. A rough order of magnitude I’d say for the low end would be in the $0.15 range. As I believe, we have a good line of sight to at least that level. I -- it’s worth pointing out, I think, because we modeled different scenarios, but the precise earnings impact actually depends on which month or which quarter the PHE ends, since the redetermination volume must be considered in conjunction with what other volumes already in the system and the corresponding staffing level.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 10 of 14 So for example, at times, we may be able to carry existing staff to perform that work as it comes in. Whereas at other times in the year, it may require a greater restaffing effort. As I mentioned, we still expect this volume to be highly accretive, but with all the moving parts on this scope, there’s a higher degree of variability, so we do see potential for the margin to be slightly lower than in the previous forecast of the straight $0.30. I thought it might be also helpful to put this range into the context of the margin ranges that I provided last quarter and at the Investor Day. So for U.S. Services, you’ll recall I said we expect a range after the PHE ends of 11 to 14%. I still feel that this range is in the ballpark, though the margins could fluctuate, quarter to quarter, for the reasons I’ve explained. And, as a comparison, the U.S. Services margin in the third quarter was 8%. So if you model a pick-up of the equivalent of $0.15 per quarter, at the low end, that would bring margins to maybe slightly under that 11%, whereas $0.30 would bring the margin comfortably into that 11 to 14% range. In fact, even closer to the high end. Does that help? Charlie Strauser Yeah, very much. Thank you very much on that. And then, Bruce, may just, you know, shifting to kind of a bigger picture with the PHE, you know, there certainly doesn’t seem to be much urgency coming out of Washington in regards to, you know, letting the PHE expire. You know, any thoughts there and, you know, with the mid-terms coming up, you know, definitive, you know, it seems like another extension seems like what here, but you know, could that, you know, move even further down the road? Bruce Caswell It’s a good question, Charlie, And, you know, we hesitate to engage in political prognosticating, but I think your reading of the tea leaves is likely accurate. I mean, the general consensus is that, with up to 14 or 15 million Americans potentially facing this disenrollment through the redetermination process, the timing of this, with regard to the mid-term elections, becomes a critical consideration. What we do know is that CMS has committed, as you may recall, to giving governors 60-days’ notice of the expiration of the PHE, and so that’s a signal that everyone is watching for. Since the current extension, as you noted, is set to expire in mid-October, we, therefore, look for that signal sometime in mid-August. So within, really, almost 10 or 11 days from now. Also, I just wanted to, you know, maybe add a little color to why it’s more challenging to forecast the impact of the unwinding than just kind of a binary event that leads to maybe a step function change in volumes, kind of, across the portfolio. So, forgive me, and you know, my background in policy tends to make me want to explain these things a little bit more in a detailed fashion. So there’s a difference between initiating a case action and completing that case action. So think of initiating a case action as reaching out for new information like an update on income or household composition or what have you. Completing the case action is either the continued enrollment of that individual or family or disenrollment. States have the flexibility to initiate case actions as early as two months before the end of the PHE. Hence the importance of the signal that I mentioned. Or they can have the flexibility to complete case actions, which the enrollment, or disenrollment event, as much as 14 months after the end of the PHE. So there’s a broad time period here. And the point is that each state is going to do what they think is really best for their circumstances. So one thing that we can conclude is that, when we see the signal or hear the signal, this work is going to, you know, spread out easily over the course of a year, depending on the priorities of the state. Hope that helps.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 11 of 14 Charlie Strauser Very much so. Thank you. And then, you know, staying on the topic a little bit, are the -- there are pieces, you know, of the PHE, you know, that get funding, you know, like tele-health, et cetera, that you know, potentially could be moved out of the, you know, cancellation, if you will, that exit, you know, kind of become a stand- alone item in another, you know, stimulus package? Bruce Caswell I certainly hope that’s the case. I, again, am not in a position to comment on the politics of it, but I will say we have the great fortune of being able to host Senator Mark Warner in our offices recently. And that is specifically a topic that he spoke to, about the -- what we’ve really learned during the pandemic, of the importance of telehealth and really its viability, as a sustained, you know, kind of engagement, and the patient engagement and treatment modality, in a way that, you know, I think out -- coming out of the pandemic we ought to be adjusting our policy to -- and reimbursement policies to support tele-health, going forward. So I know that that’s something that’s absolutely being talked about. And clearly, there’s another dynamic at play here, which my understanding is, is incorporated in the legislation that’s been developed between Senators Schumer and Manchin, and that is how the subsidies that have supported individuals in the exchanges -- the enhanced subsidies, if you will -- during the pandemic, can be sustained, going forward, to avoid significant, likely increases in premiums that individuals could face, in many instances as high as 50%. So there’s a lot happening, from a policy perspective, that as the pieces fall into place, will create the environment that states will then have to navigate, in terms of how they move individuals that may not be eligible any longer for Medicaid, into some form of continuing coverage. In fact, some states have contemplated the idea of effectively temporarily or presumptively moving individuals that are no longer qualifying for Medicaid into, you know, if the state has a basic health plan, for example, which is usually an income threshold above Medicaid, but below the exchange -- put them there. Or maybe even into the exchange and then go through the process of further determining, you know, based on their eligibility of their kind of long-term plan for coverage. So, there’s an awful lot on the table here and inter- related points. I guess I’d say one final thing and that is there have been individuals, certainly in Congress, that have talked about decoupling the Medicaid continued enrollment provision from the PHE, as well. You know, and -- for -- and reasons that we’ve discussed previously, but fundamentally, because states want to ensure, in many instances, that people are getting the appropriate coverage that they qualify for, for their income and other factors. While we haven’t seen that incorporated in any potential legislation since the original Build Back Better Act, we’re familiar that that’s something that’s still being discussed in some circles. So, I guess the final ploy would be stay tuned. Right, Charlie? Charlie Strauser Sounds that way. Shifting back to the new awards and pipelines, you have, you know, fair amount of, you now, signed contracts at, you know, $4 billion in the quarter. You know, is it safe to say that the CCO extension is the largest in that bucket? Or is there, you know, are there other contracts in there that you’d care to talk more about?

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 12 of 14 Bruce Caswell So, Charlie, yes, I think it’s safe to say that that one-year extension that provides continued funding was likely the largest component. But I will say a close second was the Indiana project that we mentioned, that moved from the awarded, unsigned to the awarded, signed category in the quarter. And I will anticipate, maybe, a follow-up question and just, as indicated in my prepared remarks, note that the schedule for the aware of the CCO rebid contract remains late summer, as we understand, likely late-August notification. So, that’s where that stands. Charlie Strausser Great. And then, you know, just touching on the PACT Act, any more context there you can provide, in terms of the, you know, the length of that potential contract and, you know, the types of, you know, uplift over time on that, as well? And maybe, potentially the, you know, the margin profiles behind that? Bruce Caswell Well, I’ll tell you what we know at this point. Fundamentally, the passage of the PACT Act is not necessarily changing the contract that we currently provide these examinations under. That contract remains as it was when we combined with VES and acquired that business. And we can provide you some further insights on -- as we go forward here on the end date of that current contract. But the point that we’re focused on is that there will take -- there will be a little bit of time between the anticipated signature of the PACT Act and the beginning of the ramp-up of the volumes, likely about 90 days. So we expect the volume, initially there to be an initial surge of new claims, as the VA has been -- already beginning to talk about the importance of this new benefit for veterans, and you can imagine that -- the very excellent veteran’s services organizations out there that work with veterans every day have been promoting the importance of veterans coming forward and filing these claims. So we expect there to be an initial surge. Our current expectation is that we would start to see those volumes toward the end of the first quarter of fiscal year 2023. And, indeed, we’re already in the planning phase for this with the VA and VSOs and -- as they provided some guidance to that. The ongoing question of -- well, what then? -- is an important one. And, in our view, and I think also supported by some of the modeling that’s been done by the VA. We expect a sustained volumes to claims related to the Act. And this is largely due to the fact that many veterans have not yet really manifested the onset of health conditions that the Act makes presumptive. So over time, these veterans, as they age, there’s an expectation that they will encounter the onset and recognition of various health conditions that will lead them then to file claims. You had asked about -- a little bit about the margin profile. I would just say, as in many of our businesses, volumes matter. And so, our ability to have a significant network of clinicians to serve these veterans across all the regions and, as you know, there are districts or regions, if you will, the way this contract is structure, we don’t expect any particular anomalies or volume metric differences across the regions. I think it’s something where, you’re going to find, veterans across the country that submit these claims.

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 13 of 14 So we need to make sure our networks are in place to support those veterans and hence why, you know, we are making a major investment, as David noted, of between $8 and $10 million in this fiscal year to, first of all, ensure that we are retaining the current staff that we have, but also ramping up new staff, in advance of the -- the anticipated volumes. We think there are, and this is a fairly-well-published figure, up to about 3.5 million veterans that may qualify for new benefits under this Act. So it’s, in our view, a substantial lift to volumes and a sustained increase to the program over the longer term. Charlie Strauser That’s great. Thank you. Thank you for taking all of my questions. I appreciate that. Bruce Caswell Sure. Thank you, Charlie. We appreciate it. James Francis Okay. We have one shareholder question here, Bruce and David. Can you give a quick update on the labor market pressure that you’re seeing? Bruce Caswell Yeah, why don’t -- James, why don’t I start with that and I welcome David’s further thoughts and comments on it. So, as I had said in my prepared remarks, the tightness that we’re seeing in the labor market is particularly impacting our ability to attract and retain technical and certain clinical talent. In the OUS segment, again, as I mentioned previously, we experienced higher-than-normal attrition on a complex technology project that was a contributing factor to the write-down this quarter. Continuing to offer people more flexibility helps -- put us in a better position to attract the right kind of talent for our business, certainly. But at the same time, we’re realizing as we go forward, as I think many businesses are, that some work is just -- that’s done with teams working, physically, together. And I‘ll note that this is a discussion I’ve had with peers in the industry, and they’re finding the same thing, as we get, you know, kind of further into this quasi-, post-pandemic period. We’re learning, as others do, and I expect that the current allure of offering 100% work-from-home at very high salaries and unlimited vacations and so forth, for technology workers, will inevitably adjust over time. So on the positive side, and likely while we’ve made very good progress with the clinical skills that I mentioned during the call, we have a very strong brand. And if anything, it was strengthened during the pandemic. We work every day to provide competitive compensation and benefits for our people, and then once they’re here, we focus on additional training and skill development to give them what they need to continue their career here at Maximus. And I would probably conclude by noting that, over time, higher wage rates affect all market participants and they become reflected in the rebid and the new work that everyone is bidding on. In the meanwhile, for current contracts that are a fix-year rate and or performance-based in our portfolio, we work very hard to offset labor cost pressures through greater use of technology. That said, I want to be clear that we also don’t shy away from seeking equitable adjustments from clients in cases where the market difference from the bid model to where we find ourselves today is just particularly profound. You know, with that, I know I covered a lot of ground. David, I don’t know if you have anything further you’d like to add?

Maximus Fiscal 2022 Third Quarter Earnings Call August 4, 2022 Page 14 of 14 David Mutryn Nothing else to add, thanks. Bruce Caswell Okay. All right. James Francis Excellent. Well that concludes the question-and-answer session today. Operator, back to you. Operator Ladies and gentlemen, thank you for your participation and interest in Maximus. You may disconnect your lines and log off the webcast at this time and enjoy the rest of your day.